Exhibit 5.2

7 Times Square, Suite 2900 | New York, NY 10036-6524

Direct 212.244.9500 | Fax 212.244.6200

whiteandwilliams.com

October 9, 2018

Alberton Acquisition Corporation

Room 1001, 10/F Capital Center

151 Gloucester Road

Wanchai, Hong Kong

Re:	Alberton Acquisition Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Alberton Acquisition Corporation, a British Virgin Islands company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 10,000,000 units (the “Firm Units”), with each unit (a “Unit”) consisting of one ordinary share of the Company, no par value per share (the “Ordinary Shares”) and one right to receive one-tenth of an Ordinary Share (the “Rights”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option, (iii) an option (“Unit Purchase Option”) to purchase up to 500,000 Units (the “Purchase Option Units”) granted to Chardan Capital Markets LLC, the representative of the underwriters (the “Representative”), (iv) all Ordinary Shares and Rights issued as part of the Firm Units, the Over-Allotment Units and the Purchase Option Units, and (v) all Ordinary Shares issuable upon conversion of the Rights included in the Firm Units, the Over-Allotment Units and the Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and directors of the Company.

Because the agreements governing the Firm Units, the Over-Allotment Units, the Unit Purchase Option, the Purchase Option Units and the Rights, contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands. Furthermore, no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

Based upon the foregoing, we are of the opinion that:

1.       The Firm Units, the Over-Allotment Units and the Unit Purchase Option, if and when duly executed, issued and paid for in accordance with the terms of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”), will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with their respective terms under the laws of the State of New York.

2.       The Purchase Option Units, if and when duly executed, issued and paid for in accordance with the terms of the Unit Purchase Option, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with their terms under the laws of the State of New York.

3.       (a) The Rights included in the Firm Units and the Over-Allotment Units, if and when issued and paid for as part of the Units in accordance with the terms of the Underwriting Agreement, and duly executed in accordance with the Rights Agreement and (b) the Rights included in the Purchase Option Units, if and when issued and paid for as part of the Purchase Option Units in accordance with the terms of the Unit Purchase Option, and duly executed in accordance with the Rights Agreement, in each case, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with their terms under the laws of the State of New York.

The foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers) and (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws.

We assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should such law be changed by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the heading “Legal Matters” and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ White and Williams LLP
White and Williams LLP